EXHIBIT 99.1

Exponent Reports First Quarter of Fiscal Year 2018 Financial Results

MENLO PARK, Calif., April 19, 2018 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the first quarter ended March 30, 2018.

“Exponent continued its strong momentum from 2017 into the first quarter of 2018.  We delivered double-digit revenue growth and expanded margins, while executing on our strategy to position the company for future growth.  Our first quarter results benefited from positive market trends across several industries, practices and geographies, as well as the ongoing human factors project, which we have previously discussed,” commented Dr. Paul Johnston, Chief Executive Officer.

“We are experiencing increased demand from the consumer products industry. As technologies become increasingly more complex, the need to better understand the interactivity between sophisticated products and their users grows. Recent projects include assessing virtual reality technologies, evaluating performance of autonomous vehicles, and developing artificial intelligence solutions in both proactive and reactive engagements. We are deploying additional resources in geographies outside the United States including expanding our capabilities in Asia and Europe to reach new demand pockets and continue to grow our brand globally,” concluded Dr. Johnston.

First Quarter Financial Results

Total revenues in the first quarter of 2018 grew 15% to $96.5 million as compared to $84.1 million in the first quarter of 2017. Revenues before reimbursements increased 13% to $90.7 million as compared to $80.5 million in the in the same period one year ago.

Net income was $20.3 million, or $0.75 per diluted share, in the first quarter of 2018, compared to $16.6 million, or $0.61 per diluted share, in the same period of 2017. As a reminder, in the first quarter of 2016, Exponent adopted a new accounting standard1 for the classification of tax adjustments associated with share-based awards.  The tax benefit realized in the first quarter of 2018 was $3.9 million, as compared to $6.0 million in first quarter of 2017.

Inclusive of the tax benefit, Exponent’s consolidated tax rate was 9.4% in the quarter, as compared to 4.8% for the same period last year. For comparison purposes, excluding the tax benefit, Exponent’s tax rate decreased to 26.8% in the first quarter of 2018, as compared to 39.4% in same period last year, due to the new Tax Legislation2.

EBITDA3 increased by 25% to $23.5 million as compared to $18.7 million in the same period one year ago.

In the first quarter, Exponent paid $6.7 million in dividends and closed the period with $178.6 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced a $0.26 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment grew 13% year over year and represented approximately 79% of the Company’s first quarter net revenues.  During the quarter, this segment had notable performances in its human factors, vehicle engineering, electrical engineering and polymer science practices. We continued to see strong demand for our services related to product recalls including assignments from the consumer products and automotive industries.  Proactive services continued to expand as companies seek Exponent’s interdisciplinary advice throughout the product life cycle, consistent with the increased importance placed on understanding how users interact with complex technologies.

Exponent’s environmental and health segment grew 10% year over year and represented approximately 21% of the Company’s first quarter net revenues.  Exponent’s scientists were engaged in human health and environmental assessments and advised clients with regulatory issues around the world.  Exponent’s chemical regulation and food safety practice expanded its proactive services as society remains concerned about chemicals affecting ecosystems and human health.  Consultants from this segment also continued to support the large human factors project.

Business Outlook
“Our outlook reflects positive momentum in the business, as well as the expected deceleration of the ongoing human factors assessment project in 2018. We are improving our expectations for the full year 2018.  We now expect revenues before reimbursements to grow in the mid- to high- single digits and EBITDA3 margin to decline by approximately 50 to 100 basis points, as compared to 2017.  As previously discussed, we continue to believe that Exponent’s consolidated income tax rate will be approximately 22% to 23% for 2018, after including the estimated tax adjustments associated with share-based awards.  This tax rate range is approximately ten percentage points lower than it would have been as a result of the new Tax Legislation,2” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“On May 31, 2018, we will promote Dr. Catherine Corrigan, our current President to the role of CEO and President. I am extremely honored to have led Exponent for the past nine years, and as Chairman I look forward to supporting Catherine as I am certain that she is the right person to lead our firm into the future,” stated Dr. Johnston.

“Exponent holds a unique market position and will continue to leverage its experience and superior reputation in reactive services to drive growth in our proactive services around the world.  As we look ahead, we are confident in Exponent’s strategy to uncover growth opportunities across practices, industries and geographies.  We are focused on positioning the company for long-term success, delivering strong financial results and creating value for our stakeholders. I am excited about the opportunity to lead Exponent as we empower clients with solutions for a safe, healthy, sustainable and technologically complex world,” commented Dr. Catherine Corrigan, President.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, April 19, 2018, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (800) 239-9838 or (323) 794-2551. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 2031112 or (719) 457-0820 and entering passcode 7185751#.

Footnotes

1 FASB Accounting Standard Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, March 30, 2016.

2 The Tax Cuts and Jobs Act (Tax Legislation) was enacted on December 22, 2017 and lowers U.S. corporate income tax rates as of January 1, 2018, implements a territorial tax system and imposes a repatriation tax on deemed repatriated earnings of foreign subsidiaries.

3 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended March 30, 2018 and March 31, 2017
(unaudited)
(in thousands, except per share data)

	Quarters Ended
	March 30,	March 31,
	2018	2017

Revenues
Revenues before reimbursements	$90,684	$80,467
Reimbursements	5,773	3,655

Revenues	96,457	84,122

Operating expenses
Compensation and related expenses	57,579	54,418
Other operating expenses	7,465	7,191
Reimbursable expenses	5,773	3,655
General and administrative expenses	4,042	4,224

	74,859	69,488

Operating income	21,598	14,634

Other income
Interest income, net	530	234
Miscellaneous income, net	322	2,542
	852	2,776
Income before income taxes	22,450	17,410

Income taxes	2,110	834

Net income	$20,340	$16,576

Net income per share:
Basic	$0.77	$0.63
Diluted	$0.75	$0.61

Shares used in per share computations:
Basic	26,372	26,302
Diluted	27,006	26,981

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 30, 2018 and December 29, 2017
(unaudited)
(in thousands)

	March 30,	December 29,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$103,152	$124,794
Short-term investments	75,485	71,604
Accounts receivable, net	117,239	110,100
Prepaid expenses and other assets	9,585	9,011
Total current assets	305,461	315,509
Property, equipment and leasehold improvements, net	40,420	35,014
Goodwill	8,607	8,607
Other assets	85,971	80,459
	$440,459	$439,589

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$16,492	$14,741
Accrued payroll and employee benefits	45,240	70,064
Deferred revenues	7,912	8,302
Total current liabilities	69,644	93,107
Other liabilities	62,972	56,102
Deferred rent	1,218	1,292
Total liabilities	133,834	150,501

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	221,972	210,263
Accumulated other comprehensive loss	(1,330)	(2,029)
Retained earnings	310,978	303,990
Treasury stock, at cost	(225,028)	(223,169)
Total stockholders' equity	306,625	289,088
	$440,459	$439,589

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended March 30, 2018 and March 31, 2017
(unaudited)
(in thousands)

	Quarters Ended
	March 30,	March 31,
	2018	2017

Net Income	$20,340	$16,576

Add back (subtract):

Income taxes	2,110	834
Interest income, net	(530)	(234)
Depreciation and amortization	1,555	1,566

EBITDA (1)	23,475	18,742

Stock-based compensation	6,289	5,655

EBITDAS (1)	$29,764	$24,397

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.